                                                                     Exhibit 23


                       INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in the Registration Statement No. 333-65279 on Form S-8 of our report dated March 5, 1999, except as to the last two paragraphs of Note 17, which are as of March 17, 1999, relating to the consolidated balance sheets of Citadel Communications Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Citadel Communications Corporation.



                                                                 /s/ KPMG LLP


Phoenix, Arizona
March 29, 1999